Filed Pursuant to Rule 433

Registration No. 333-225830

TERM SHEET

Dated January 28, 2019

$600,000,000

4.500% Senior Notes due 2026

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated January 28, 2019 (including the documents incorporated by reference therein), relating to these securities.

Issuer:	Discover Financial Services

Security:	4.500% Senior Notes due 2026

Expected Ratings (Moody’s / S&P / Fitch):*	Baa3 (stable) / BBB- (stable) / BBB+ (stable)

Currency:	USD

Aggregate Principal Amount:	$600,000,000

Maturity:	January 30, 2026

Coupon:	4.500%

Payment Frequency:	Semi-Annually

Day Count Convention:	30/360

Benchmark Treasury:	UST 2.625% due December 31, 2025

Benchmark Treasury Price and Yield:	99 26+; 2.652%

Spread to Benchmark Treasury:	T + 187.5 bps

Yield to Maturity:	4.527%

Price to Public:	99.840% of aggregate principal amount

Interest Payment Dates:	January 30 and July 30 of each year, commencing July 30, 2019

Trade Date:	January 28, 2019

Settlement Date:	January 31, 2019 (T+3)

Denominations:	$2,000 x $1,000

CUSIP/ISIN:	254709 AP3/ US254709AP32

Optional Redemption:	Redeemable by the issuer at any time on or after November 30, 2025 (two months prior to the maturity date) at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, as described in the preliminary prospectus supplement

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Deutsche Bank Securities Inc. SG Americas Securities, LLC Wells Fargo Securities, LLC

Junior Co-Manager:	The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Discover Financial Services has filed a registration statement (including a prospectus dated as of June 22, 2018) and a preliminary prospectus supplement dated as of January 28, 2019 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from (i) Barclays Capital Inc. by calling toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com; (ii) Goldman Sachs & Co. LLC by calling toll-free at 1-866-471-2526; or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322.